Exhibit 99.1

Rent the Runway, Inc. Announces Third Quarter 2025 Results

Continued Growth of the Business with Q3 Ending Active Subscribers +12.4% YoY; Revenue up 15.4% YOY

Closed Transformative Recapitalization Plan, Strengthening the Balance Sheet and Injecting Capital into the Business

Expanded our Community-driven Organic Growth Strategy to Drive Brand Awareness and Acquisition

NEW YORK, December 12, 2025 - Rent the Runway, Inc. (“Rent the Runway” or "RTR") (NASDAQ: RENT), the company transforming the way women get dressed, today reported financial results for the fiscal quarter ended October 31, 2025.

Rent the Runway is delivering on its multi-year transformation plan, achieving substantial growth on the heels of its largest inventory investment in company history. Our strategic repositioning achieved a milestone in October 2025 with the close of the transformative recapitalization transactions, which significantly strengthened the balance sheet by reducing our outstanding debt balance, extending the debt maturity date to 2029, and infusing cash into the business.

"This year we’ve repositioned ourselves for sustained growth in the category,” said Jennifer Hyman, Co-Founder and CEO of Rent the Runway. “Not only did we execute operationally on our stated goals to return to our customer-obsessed origins, reinvigorate our brand, and drive double-digit growth in subscribers (which were up +12% year-over-year in Q3); but we also restructured our balance sheet, closing the recapitalization transactions in October that offer improved financial flexibility to better position us for continued growth."

Recent Business Highlights

•Completed Transformative Debt Restructuring and Capital Infusion: On October 28, 2025, Rent the Runway closed its previously announced recapitalization transactions. As part of the recapitalization, Aranda Principal Strategies (“APS”) converted a substantial portion of its extant debt investment into common equity ownership, and an investor group consisting of APS, STORY3 Capital Partners (“STORY3”) and Nexus Capital Management (“Nexus”) contributed $20 million of cash to RTR’s balance sheet. Effective as of the closing of the transactions, RTR’s total outstanding debt balance was reduced to $120 million with its maturity extended to 2029. In a concurrent rights offering, the Company received an incremental amount of approximately $12.5 million of primary gross proceeds.
•Driving Growth by Making the Biggest Inventory Acquisition in RTR History. This year, we’re on track to nearly double the new inventory added to our site and post more than 1.5x the number of new styles relative to last year, which has driven substantial growth in our business. Ending Active Subscribers for Q3 2025 increased 12% year-over-year primarily driven by improvement in subscriber retention. Inventory continues to be a significant driver of improvements in customer loyalty, with inventory-related churn down nearly 30% year-over-year in Q3.

•Reinvigorating our Brand & Fueling Growth with Community-First Organic Tactics: We’ve expanded our community-driven organic growth strategy to drive brand awareness and acquisition. Key launches in Q3 include the RTR Muse, Affiliate Creator and City Ambassador programs, each of which leverage community-driven content and word-of-mouth tactics designed to reach new customers more efficiently than traditional paid marketing tactics.
•Accelerating Product Innovation and Personalized Experience: Q3 launches include a personalized home page redesign that encourages inventory discovery tailored according to a customer’s preferences. Since launch to date, our customer is engaging +57% more with the personalized app experience compared to the prior homepage.
•Optimizing Revenue per Subscriber and Driving Add-On Growth: We’ve enhanced the add-on pricing experience for customers by clearly showing her that the price prorates based on her specific billing cycle. These updates, along with overall inventory improvements, resulted in a +17% year over year increase in the subscription add-on rate in Q3. We also recently launched instant gratification, a product that uses our in-stock notifications to enable subscribers to make one-off inventory orders when they are out of shipments.

"We're pleased with the improved growth momentum we have seen this year," said Sid Thacker, Chief Financial Officer of Rent the Runway. "We look forward to continuing to delight our customers and to driving sustainable growth in the years ahead."

Third Quarter 2025 Key Metrics and Financial Highlights

•Revenue was $87.6 million, a 15.4% increase year-over-year from $75.9 million in the third quarter of fiscal year 2024.
•148,916 ending Active Subscribers, representing an increase of 12.4% from 132,518 at the end of the third quarter of fiscal year 2024.
•147,645 Average Active Subscribers, representing an increase of 12.9% from 130,796 at the end of the third quarter of fiscal year 2024.
•185,166 ending Total Subscribers, representing an increase of 6.1% from 174,511 at the end of the third quarter of fiscal year 2024.
•Gross Profit was $25.9 million, representing a change of (1.5)% from $26.3 million in the third quarter of fiscal year 2024. Gross Margin was 29.6%, as compared to 34.7% in the third quarter of fiscal year 2024.
•Net Income (Loss) was $76.5 million, as compared to $(18.9) million in the third quarter of fiscal year 2024. Net Income (Loss) as a percentage of revenue was 87.3%, as compared to (24.9)% in the third quarter of fiscal year 2024.1
•Adjusted EBITDA was $4.3 million, as compared to $9.3 million in the third quarter of fiscal year 2024. Adjusted EBITDA Margin was 4.9%, as compared to 12.3% in the third quarter of fiscal year 2024.

1 Net Income for Q3 25 includes a one-time $96.3M Gain on Debt Restructuring as a result of the recapitalization.

Outlook

For the fiscal fourth quarter of 2025, Rent the Runway expects:

•Revenue of between $85 million and $87 million
•Adjusted EBITDA Margin2 of between 11% and 13%

For fiscal year 2025, Rent the Runway -

•Expects Revenue of between $323.1 million and $325.1 million
•Expects Adjusted EBITDA Margin3 of between 4.9% and 5.5%
•Reiterates guidance for double-digit growth in ending Active Subscribers versus fiscal year 2024.
•Reiterates Free Cash Flow4 to be lower than $(40) million, primarily due to costs related to the recapitalization transactions that closed in October 2025.

There are unknowns around the economy and tariffs as well as timing of potential customer retention improvements that can further affect actual results for fiscal year 2025 versus expectations.

Please see our third quarter 2025 earnings presentation at https://investors.renttherunway.com/ under the “Presentations” section for supplemental guidance.
2 Represents a non-GAAP financial measure. As more fully described in the Non-GAAP Financial Measures section of this release, a reconciliation of Adjusted EBITDA Margin for the fourth quarter of fiscal year 2025 is not available without unreasonable efforts.
3 Represents a non-GAAP financial measure. As more fully described in the Non-GAAP Financial Measures section of this release, a reconciliation of Adjusted EBITDA Margin for fiscal year 2025 is not available without unreasonable efforts.
4 Represents a non-GAAP financial measure. As more fully described in the Non-GAAP Financial Measures section of this release, a reconciliation of Free Cash Flow for fiscal year 2025 is not available without unreasonable efforts.

Earnings Presentation, Conference Call and Webcast

The third quarter 2025 Earnings Presentation is now accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Presentations” section.
Rent the Runway will host a conference call and webcast to discuss its third quarter 2025 financial results and provide a business update today, December 12, 2025, at 8:30 am ET.

The financial results and live webcast will be accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Events” section. To access the call through a conference line, dial 1-877-407-3982 (in the U.S.) or 1-201-493-6780 (international callers).

A replay of the conference call will be posted shortly after the call and will be available for at least fourteen days. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13757335.

About Rent the Runway, Inc.

Founded in 2009, Rent the Runway is disrupting the trillion-dollar fashion industry and changing the way women get dressed through the Closet in the Cloud. RTR’s mission has remained the same since its founding: powering women to feel their best every day. Through RTR, customers can subscribe, rent items a-la-carte and shop resale from hundreds of designer brands. The Closet in the Cloud offers a wide assortment of millions of items for every occasion, from evening wear and accessories to ready-to-wear, workwear, denim, casual, maternity, outerwear, blouses, knitwear, loungewear, jewelry, handbags, activewear and ski wear. RTR has built a two-sided discovery engine, which connects deeply engaged customers and differentiated brand partners on a powerful platform built around its brand, data, logistics and technology. Under CEO and Co-Founder Jennifer Hyman’s leadership, RTR has been named to CNBC’s “Disruptor 50” five times in ten years, and has been placed on Fast Company’s Most Innovative Companies list four times, while Hyman herself has been named to the “TIME 100: Most Influential People in the World" and as one of People Magazine’s “Women Changing the World."

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, guidance and underlying assumptions for the fourth fiscal quarter of 2025 and fiscal year 2025, and statements regarding the anticipated benefits of the recapitalization transactions, the impact of potential customer retention improvements, the impact of our multi-year transformational plan, the impact and volume of our new inventory, our planned improvements to the new member experience and our position for sustained growth. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are based on information available at the time those statements are made and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our failure to realize all of the anticipated benefits of the recapitalization transaction, or that those benefits may be short-lived or insufficient for our future needs; failure to manage the transition of our Board of Directors; our failure to comply with the covenants under the new credit agreement we entered into in connection with the recapitalization transactions; our ability to drive future growth or manage our growth effectively; the highly competitive and rapidly changing nature of the global fashion industry; risks related to the macroeconomic environment; changes in global trade policies, tariffs, and other measures that could restrict international trade; our ability to cost-effectively grow our customer base; any failure to attract or retain customers; our ability to accurately forecast customer demand, acquire and manage our offerings effectively and plan for future expenses; risks arising from the restructuring of our operations; our reliance on the effective operation of proprietary technology systems and software as well as those of third-party vendors and service providers; risks related to shipping, logistics and our supply chain; our ability to remediate our material weaknesses in our internal control over financial reporting; laws and regulations applicable to our business; our reliance on the experience and expertise of our senior management and other key personnel; our ability to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights; compliance with data privacy, data security, data protection and consumer protection laws and industry standards; risks associated with our brand and manufacturing partners; our reliance on third parties to provide payment processing infrastructure underlying our business; our dependence on online sources to attract consumers and promote our business which may be affected by third-party interference or cause our customer acquisition costs to rise; failure by us, our brand partners, or third party manufacturers to comply with our vendor code of conduct or other laws; risks related to our debt; our noncompliance with Nasdaq Marketplace Rule 5606(c)(2)(A), which requires listed companies to have at least three audit committee members; risks related to our Class A capital stock and ownership structure; and risks related to future pandemics or public health crises.

Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the expectations is included in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2025, as will be updated in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2025. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Key Business and Financial Metrics

Active Subscribers is defined as the number of subscribers with an active membership as of the last day of any given period and excludes paused subscribers. Total Subscribers represents the number of subscribers with an active or paused membership as of the last day of the period and excludes subscribers who had an active or paused subscription during the period, but ended their subscription prior to the last day of the fiscal period.

Average Active Subscribers is defined as the mean of the beginning of quarter and end of quarter Active Subscribers for a quarterly period; and for other periods, represents the mean of the Average Active Subscribers of every quarter within that period.

Gross Profit is defined as total revenue less costs related to activities to fulfill customer orders and rental product acquisition costs, presented as fulfillment and rental product depreciation and revenue share, respectively, on the consolidated statement of operations. We depreciate owned apparel assets over three years and owned accessory assets over two years, net of 20% and 30% salvage values, respectively, and recognize the depreciation on a straight-line basis and remaining cost of items when sold or retired on our consolidated statement of operations. Rental product depreciation expense is time-based and reflects all rental product items we own. We use Gross Profit and Gross Profit as a percentage of revenue, or Gross Margin, to measure the continued efficiency of our business after the cost of our products and fulfillment costs are included.

Non-GAAP Financial Measures

This press release and the accompanying tables contain the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, and free cash flow margin. In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA and Adjusted EBITDA margin are useful in evaluating our performance and free cash flow and free cash flow margin are useful in evaluating our performance and liquidity. Adjusted EBITDA is a key performance measure used by management to assess our operating performance and the operating leverage of our business prior to capital expenditures. These non-GAAP financial metrics are not meant to be considered as indicators of our financial performance in isolation from or as a substitute for our financial information prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. There are limitations to the use of the non-GAAP financial metrics presented in this press release. For example, our non-GAAP financial metrics may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial metrics differently than we do, limiting the usefulness of those measures for comparative purposes.

We define Adjusted EBITDA as net income (loss), adjusted to exclude interest expense, rental product depreciation, other depreciation and amortization, share-based compensation expense, write-off of liquidated assets, non-recurring adjustments, non-ordinary course legal fees, restructuring charges, Gain on Debt Restructuring, income tax (benefit) expense, other income and expense, and other gains / losses. Adjusted EBITDA margin is defined as Adjusted EBITDA calculated as a percentage of total revenue, net for a period.

We define free cash flow as net cash used in operating activities and net cash used in investing activities on a combined basis. Free cash flow margin is defined as free cash flow as a percentage of revenue.

The reconciliation of presented non-GAAP financial metrics to the most directly comparable GAAP financial measure is presented below. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial metrics for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items, and may include other expenses, costs and non-recurring items. Reconciliations of free cash flow and Adjusted EBITDA margin expectations for fiscal year 2025 and Q4 2025, respectively, to the most directly comparable GAAP measures are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, share-based compensation expense, and non-recurring expenses, which can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.

Investor Contact
Investor Relations
investors@renttherunway.com

Media Contact
Press
press@renttherunway.com

Rent the Runway, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	October 31,	January 31,
	2025	2025
Assets
Current assets:
Cash and cash equivalents	$50.7	$77.4
Restricted cash, current	4.5	4.7
Prepaid expenses and other current assets	11.5	11.8
Total current assets	66.7	93.9
Restricted cash	4.2	4.4
Rental product, net	94.9	73.3
Fixed assets, net	24.0	28.3
Intangible assets, net	2.3	2.4
Operating lease right-of-use assets	30.0	32.1
Other assets	8.9	5.6
Total assets	$231.0	$240.0
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$12.6	$6.2
Accrued expenses and other current liabilities	31.7	20.3
Deferred revenue	12.9	10.2
Customer credit liabilities	6.0	6.0
Operating lease liabilities	5.4	4.7
Total current liabilities	68.6	47.4
Long-term debt, net	159.1	333.7
Operating lease liabilities	37.0	41.0
Other liabilities	1.4	0.4
Total liabilities	266.1	422.5

Stockholders’ equity (deficit)
Class A common stock	—	—
Class B common stock	—	—
Preferred stock	—	—
Additional paid-in capital	1,063.9	940.5
Accumulated deficit	(1,099.0)	(1,123.0)
Total stockholders’ equity (deficit)	(35.1)	(182.5)
Total liabilities and stockholders’ equity (deficit)	$231.0	$240.0

Rent the Runway, Inc.
Condensed Consolidated Statements of Operations
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2025	2024	2025	2024
Revenue:
Subscription and Reserve rental revenue	$77.0	$66.3	$208.2	$200.9
Other revenue	10.6	9.6	29.9	28.9
Total revenue, net	87.6	75.9	238.1	229.8
Costs and expenses:
Fulfillment	24.0	21.4	66.9	62.6
Technology	10.5	8.7	29.9	27.0
Marketing	6.4	7.1	22.4	23.9
General and administrative	22.7	21.2	68.0	66.2
Rental product depreciation and revenue share	37.7	28.2	99.1	80.1
Other depreciation and amortization	2.5	3.0	7.8	9.6
Restructuring charges	—	—	—	0.2
Total costs and expenses	103.8	89.6	294.1	269.6
Operating loss	(16.2)	(13.7)	(56.0)	(39.8)
Gain on Debt Restructuring	96.3	—	96.3	—
Interest income / (expense), net	(7.0)	(6.1)	(20.2)	(17.7)
Other income / (expense), net	3.4	0.9	4.1	1.1
Net income (loss) before income tax benefit / (expense)	76.5	(18.9)	24.2	(56.4)
Income tax benefit / (expense)	—	—	(0.2)	(0.1)
Net income (loss)	$76.5	$(18.9)	$24.0	$(56.5)
Net income (loss) per share attributable to common stockholders, basic	$13.69	$(4.70)	$5.14	$(14.39)
Net income (loss) per share attributable to common stockholders, diluted	$13.65	$(4.70)	$5.10	$(14.39)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic	5,586,257	4,017,222	4,669,517	3,925,414
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, diluted	5,602,571	4,017,222	4,702,107	3,925,414

Rent the Runway, Inc.
Condensed Consolidated Statements of Cash Flow
(in millions)
(unaudited)

	Nine Months Ended October 31,
	2025	2024
OPERATING ACTIVITIES
Net income (loss)	$24.0	$(56.5)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Rental product depreciation and write-offs	32.9	35.5
Write-off of rental product sold	11.7	12.1
Other depreciation and amortization	7.8	9.6
Loss from write-off of fixed and intangible assets and lease termination	—	0.2
Proceeds from rental product sold	(19.7)	(20.1)
(Gain) / loss from liquidation of rental product	(0.4)	0.6
Gain on Debt Restructuring	(96.3)
Accrual of paid-in-kind interest	22.2	—
Amortization of debt discount	(0.8)	20.0
Share-based compensation expense	3.8	7.6
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	0.3	3.3
Operating lease right-of-use assets	2.1	2.0
Other assets	(3.3)	(1.1)
Accounts payable, accrued expenses and other current liabilities	12.0	0.2
Deferred revenue and customer credit liabilities	2.7	0.7
Operating lease liabilities	(3.3)	(2.4)
Other liabilities	0.7	(0.2)
Net cash (used in) provided by operating activities	(3.6)	11.5
INVESTING ACTIVITIES
Purchases of rental product	(61.9)	(41.4)
Proceeds from liquidation of rental product	2.2	3.4
Proceeds from sale of rental product	19.7	20.1
Purchases of fixed and intangible assets	(2.9)	(2.9)
Net cash (used in) provided by investing activities	(42.9)	(20.8)
FINANCING ACTIVITIES
Proceeds from issuance of common stock	12.5	—
Proceeds from long-term debt	20.0	—
Debt restructuring costs paid	(11.6)	—
Deferred financing costs paid	(0.4)	—
Deferred equity issuance costs paid	(0.2)	—
Proceeds from short-term financing agreements	1.1	—
Other financing payments	(2.0)	(1.6)
Net cash (used in) provided by financing activities	19.4	(1.6)
Net (decrease) increase in cash and cash equivalents and restricted cash	(27.1)	(10.9)
Cash and cash equivalents and restricted cash at beginning of period	86.5	94.0
Cash and cash equivalents and restricted cash at end of period	$59.4	$83.1

Rent the Runway, Inc.
Condensed Consolidated Statements of Cash Flow
(in millions)
(unaudited)

	Nine Months Ended October 31,
	2025	2024
RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONDENSED CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$50.7	$74.1
Restricted cash, current	4.5	4.6
Restricted cash, noncurrent	4.2	4.4
Total cash and cash equivalents and restricted cash	$59.4	$83.1

Supplemental Cash Flow Information:
Cash payments (receipts) for:
Fixed operating lease payments, net	$8.6	$8.2
Fixed assets and intangibles received in the prior period	—	0.3
Rental product received in the prior period	2.7	1.4
Non-cash financing and investing activities:
Financing lease right-of-use asset amortization	$0.2	$0.4
ROU assets obtained in exchange for lease liabilities	0.4	—
Adjustments to ROU assets or lease liabilities due to modification or other reassessment events to operating and finance leases	0.1	—
Purchases of fixed assets and intangibles not yet settled	0.1	0.1
Purchases of rental product not yet settled	8.8	6.7
Debt and rights offering costs not yet settled	0.4	—
Change in common stock related to debt restructuring	107.6	—

Rent the Runway, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in millions)
(unaudited)

The following table presents a reconciliation of net income (loss) and net income (loss) as a percentage of revenue, the most comparable GAAP financial measures, to Adjusted EBITDA and Adjusted EBITDA Margin, respectively, for the periods presented:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2025	2024	2025	2024
	(in millions)		(in millions)
Net income (loss)	$76.5	$(18.9)	$24.0	$(56.5)
Interest (income) / expense, net (1)	7.0	6.1	20.2	17.7
Rental product depreciation	15.5	16.5	44.6	47.6
Other depreciation and amortization (2)	2.5	3.0	7.8	9.6
Share-based compensation (3)	0.9	2.2	3.8	7.6
Write-off of liquidated assets (4)	0.6	1.1	1.8	3.9
Non-recurring adjustments (5)	(1.8)	0.1	0.2	0.1
Non-ordinary course legal fees (6)	2.8	0.1	4.8	0.1
Restructuring charges (7)	—	—	—	0.2
Gain on Debt Restructuring (8)	(96.3)	—	(96.3)	—
Income tax (benefit) / expense	—	—	0.2	0.1
Other (income) / expense, net (9)	(3.4)	(0.9)	(4.1)	(1.1)
Other (gains) / losses (10)	—	—	(0.4)	0.2
Adjusted EBITDA	$4.3	$9.3	$6.6	$29.5
Net Income (Loss) as a percentage of revenue	87.3%	(24.9)%	10.1%	(24.6)%
Adjusted EBITDA Margin (11)	4.9%	12.3%	2.8%	12.8%

(1)Includes debt discount amortization of $(7.7) million in the three months ended October 31, 2025, $6.9 million in the three months ended October 31, 2024, $(0.8) million in the nine months ended October 31, 2025 and $20.0 million in the nine months ended October 31, 2024.
(2)Reflects non-rental product depreciation and capitalized software amortization.
(3)Reflects the non-cash expense for share-based compensation.
(4)Reflects the write-off of the remaining book value of liquidated rental product that had previously been held for sale.
(5)Non-recurring adjustments for the three and nine months ended October 31, 2025 primarily includes $(1.8) million and $0.2 million of transaction related costs.
(6)Non-ordinary course legal fees for the three and nine months ended October 31, 2025 includes $2.8 million and $4.8 million of costs related to securities lawsuits and non-recurring legal fees including transaction related costs.
(7)Reflects restructuring charges primarily related to severance and related costs in connection with the January 2024 restructuring plan.
(8)Reflects the gain recognized from the troubled debt restructuring from the recapitalization transactions completed in October 2025.
(9)Includes other (income) / expense recognized in the period.
(10)Includes gains / losses recognized in relation to foreign exchange, operating lease terminations and the related surrender of fixed assets (see “Note 6 - Leases – Lessee Accounting” in the Notes to the Condensed Consolidated Financial Statements).
(11)Adjusted EBITDA Margin calculated as Adjusted EBITDA as a percentage of revenue.

Rent the Runway, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in millions)

The following table presents a reconciliation of net cash (used in) provided by operating activities, the most comparable GAAP financial measure, to Free Cash Flow and Free Cash Flow Margin for the periods presented:

	Nine Months Ended October 31,
	2025	2024
	(in millions)
Net cash (used in) provided by operating activities	$(3.6)	$11.5
Purchases of rental product	(61.9)	(41.4)
Proceeds from liquidation of rental product	2.2	3.4
Proceeds from sale of rental product	19.7	20.1
Purchases of fixed and intangible assets	(2.9)	(2.9)
Free Cash Flow	$(46.5)	$(9.3)
Free Cash Flow Margin	(19.5)%	(4.0)%